Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS LAUNCHES AZASAN®

Flagship Product, COLAZAL®, Again Achieves All-Time

High in Total Weekly Prescriptions

RALEIGH, NC, January 13, 2004—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that Azasan® (azathioprine tablets), its recently acquired product, has been shipped to wholesale distributors and will be available to patients beginning within a few weeks.

“We are pleased to begin 2004 with the launch of the Company’s second product, Azasan,” stated Ms. Carolyn Logan, President and Chief Executive Officer, Salix Pharmaceuticals. “Azasan should provide physicians with increased flexibility in providing treatment options in oral immunomodulator therapy that offer enhanced convenience and compliance for patients.”

Commenting further, Ms. Logan stated, “We also are pleased to confirm that COLAZAL®, the Company’s first marketed product, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis, continues to perform well and to demonstrate strong growth in terms of prescriptions and share of market. Once again, in December, as COLAZAL enters its fourth year on the market, the product achieved a new high in weekly total prescriptions and market share. COLAZAL continues to prove to be a great product upon which to build our business. Now, the launch of Azasan creates an exciting new product opportunity for us to leverage the relationships our sales representatives have built with physicians as they introduced COLAZAL, and Salix Pharmaceuticals, during the past three years. As we announced recently, progress continues with the FDA review of Rifaximin, our non-systemic, gastrointestinal site-specific antibiotic, and work is moving forward with the development of Granulated Mesalamine, our unique, prolonged-release formulation of mesalamine. We are committed to building a portfolio of products to treat gastrointestinal disease and are pleased with the success these events demonstrate with respect to our achieving this goal.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan® is a registered trademark owned by aaiPharma, Inc.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, intellectual property risks, management of rapid growth, the need to acquire additional products, and risks of regulatory review and clinical trials. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.